EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 29, 2022, relating to the consolidated financial statements of Tenax Therapeutics, Inc. and Subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of the Company as of and for the years ended December 31, 2021 and 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference of our firm under the heading “Experts” in the prospectus.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

May 25, 2022